YUM! BRANDS

EXECUTIVE INCOME

DEFERRAL PROGRAM

Plan Document for the 409A Program
Restated as of January 1, 2021, with Amendments Through December 2021

Page

ARTICLE I – INTRODUCTION	1
ARTICLE II – DEFINITIONS	2
2.01 Account:	2
2.02 Act:	2
2.03 Base Compensation:	2
2.04 Beneficiary:	2
2.05 Bonus Compensation:	2
2.06 Code:	3
2.07 Company:	3
2.08 Deferral Subaccount:	3
2.09 Discount Stock Fund:	3
2.10 Disability:	3
2.11 Distribution Valuation Date:	4
2.12 Election Form:	4
2.13 Eligible Executive:	4
2.14 Employer:	4
2.15 ERISA:	4
2.16 Executive:	4
2.17 Fair Market Value:	5
2.18 409A Program:	5
2.19 Key Employee:	5
2.20 NAV:	6
2.21 Participant:	6
2.22 Performance Period:	6
2.23 Plan:	6
2.24 Plan Administrator:	6
2.25 Plan Year:	7
2.26 Pre-409A Program:	7
2.27 Recordkeeper:	7
2.28 Retirement:	7
2.29 Second Look Election:	7
2.30 Section 409A:	7
2.31 Separation from Service:	7
2.32 Signing Bonus:	8
2.33 Specific Payment Date:	8
2.34 Unforeseeable Emergency:	8
2.35 U.S.:	8
2.36 Valuation Date:	8
2.37 YUM! Brands Organization:	9
ARTICLE III – ELIGIBILITY AND PARTICIPATION	10
3.01 Eligibility to Participate:	10

-i-

Page

3.02 Termination of Eligibility to Defer:	11
3.03 Termination of Participation:	11
3.04 Express Waivers:	12
ARTICLE IV – DEFERRAL OF COMPENSATION	13
4.01 Deferral Election:	13
4.02 Time and Manner of Deferral Election:	15
4.03 Period of Deferral:	17
4.04 Form of Deferral Payout:	18
4.05 Second Look Election:	18
4.06 Signing Bonus Deferrals.	21
ARTICLE V – INTERESTS OF PARTICIPANTS	22
5.01 Accounting for Participants’ Interests:	22
5.02 Investment Options:	22
5.03 Method of Allocation:	25
5.04 Vesting of a Participant’s Account:	26
5.05 Risk of Forfeiture:	26
ARTICLE VI – DISTRIBUTIONS	28
6.01 General:	28
6.02 Distributions Based on a Specific Payment Date:	28
6.03 Distributions on Account of a Separation from Service:	29
6.04 Distributions on Account of Death:	31
6.05 Distributions on Account of Unforeseeable Emergency:	31
6.06 Valuation:	32
6.07 Section 162(m) Compliance:	33
6.08 Impact of Section 16 of the Act on Distributions:	33
6.09 Involuntary Cashout:	33
6.10 Actual Payment Date:	34
ARTICLE VII – PLAN ADMINISTRATION	35
7.01 Plan Administrator:	35
7.02 Action:	35
7.03 Powers of the Plan Administrator:	35
7.04 Compensation, Indemnity and Liability:	36
7.05 Withholding:	37
7.06 Section 16 Compliance:	37
7.07 Conformance with Section 409A:	38
7.08 Section 457A:	38
ARTICLE VIII – CLAIMS PROCEDURE	40
8.01 Claims for Benefits:	40
8.02 Appeals of Denied Claims:	40

-ii-

Page

8.03 Special Claims Procedures for Disability Determinations:	40
8.04 Exhaustion of Claims Procedures.	40
8.05 Limitations on Actions.	42
ARTICLE IX – AMENDMENT AND TERMINATION	44
9.01 Amendment of Plan:	44
9.02 Termination of Plan:	44
ARTICLE X – MISCELLANEOUS	45
10.01 Limitation on Participant’s Rights:	45
10.02 Unfunded Obligation of Individual Employer:	45
10.03 Other Plans:	45
10.04 Receipt or Release:	45
10.05 Governing Law:	45
10.06 Adoption of Plan by Related Employers:	46
10.07 Gender, Tense and Examples:	46
10.08 Successors and Assigns; Nonalienation of Benefits:	46
10.09 Facility of Payment:	46
10.10 Electronic Signatures:	47
ARTICLE XI – SIGNATURE/AUTHENTICATION	48
APPENDIX    Appendix
APPENDIX ARTICLE A – RDC TRANSFERS    A-1
APPENDIX ARTICLE B – CERTAIN TRANSITION RULES    B-1
APPENDIX ARTICLE C - SPINOFF OF THE COMPANY’S CHINA BUSINESS    C-1
APPENDIX ARTICLE D – ACQUISITION OF THE HABIT RESTAURANTS, LLC    D-1
APPENDIX ARTICLE E – GLOBAL RULES FOR IDENTIFYING SPECIFIED EMPLOYEES UNDER COMPANY 409A PLANS EFFECTIVE MARCH 26, 2019    E-1

-iii-

ARTICLE I– INTRODUCTION

    YUM! Brands, Inc. (the “Company”) established the YUM! Brands Executive Income Deferral Program (the “Plan”) in 1997 to permit Eligible Executives to defer compensation and other awards made under its executive compensation programs. Deferrals under the Plan that were earned and vested on or before December 31, 2004 are governed by a separate set of documents that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). The terms of the Plan that are applicable to deferrals that are subject to Section 409A, i.e., generally, deferred amounts that are earned or vested after December 31, 2004 (the “409A Program”) are governed by this document. This document sets forth the 409A Program and was initially effective as of January 1, 2005 (the “Effective Date”). Subsequently, the document for the 409A Program was restated effective January 1, 2009. Except as otherwise provided herein, this document reflects the provisions in effect from and after January 1, 2009, and the rights and benefits of individuals who are Participants in the Plan from and after that date (and of those claiming through or on behalf of such individuals) shall be governed by the provisions of this document in the case of actions and events occurring on or after the Effective Date with respect to deferrals that are subject to the 409A Program. For purposes of the preceding sentence, the term “actions and events” shall include all distribution trigger events and dates. The rights and benefits with respect to persons who only participated in the Plan prior to January 1, 2005 shall be governed by the applicable provisions of the Pre-409A Program documents that were in effect at such time, and shall not be governed by the 409A Program documents.

    This document for the 409A Program has been periodically amended after the Effective Date. The current document, restated effective January 1, 2021, includes all amendments adopted through 2021. Where applicable, this document contains specific effective dates for these amendments.

    Together, the documents for the 409A Program and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of the 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A, and the administration of the Plan shall be consistent with this intent.

For federal income tax purposes, the Plan is intended to be a nonqualified deferred compensation plan that is unfunded and unsecured. For purposes of ERISA, the Plan is intended to be a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees.

ARTICLE II - DEFINITIONS

    When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01Account:

The account maintained for a Participant on the books of his or her Employer to determine, from time to time, the Participant’s interest under this Plan. The balance in such Account shall be determined by the Recordkeeper pursuant to any guidelines established by the Plan Administrator. Each Participant’s Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01. In accordance with Section 5.05, some or all of a separate deferral may be held in a Risk of Forfeiture Subaccount. The Recordkeeper may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan. Except as provided in Section 5.05, the Recordkeeper may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02Act:

The Securities Exchange Act of 1934, as amended from time to time.

2.03Base Compensation:

An Eligible Executive’s adjusted base salary, to the extent payable in U.S. dollars from an Employer’s U.S. payroll (as modified by the provisions of Section 3.01(a)). For any applicable payroll period, an Eligible Executive’s adjusted base salary shall be determined after reductions for applicable tax withholdings, tax levies, garnishments, other legally required deductions, and Executive authorized deductions that are made under any Code Section 125 plans sponsored by the Executive’s Employer or the Company.

2.04Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Recordkeeper (or the Plan Administrator, as applicable), to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death in accordance with Section 4.02(d).

2.05Bonus Compensation:

An Eligible Executive’s adjusted annual incentive award under his or her Employer’s annual incentive plan and/or an Executive incentive compensation plan (including the YUM! Brands Leaders Bonus Program), to the extent payable in U.S. dollars from an Employer’s U.S. payroll (as modified by the provisions of Section 3.01(a)). An Eligible Executive’s annual incentive awards shall be adjusted to reduce them for applicable tax withholdings, tax levies, garnishments, other legally required deductions, and Executive authorized deductions that are made under any Code Section 125 plans sponsored by the Executive’s Employer or the Company.

2.06Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.07Company:

YUM! Brands, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.08Deferral Subaccount:

A subaccount of a Participant’s Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Base Compensation, Bonus Compensation and Signing Bonus, and earnings or losses credited to such subaccount in accordance with Section 5.01(b).

2.09Discount Stock Fund:

    A phantom investment fund that permits an Eligible Executive to defer Bonus Compensation and a Signing Bonus for phantom investment solely in discounted YUM! Brands Common Stock, in accordance with Section 5.02(b).

2.10Disability:

A Participant shall be considered to suffer from a Disability, if, in the judgment of the Plan Administrator (based on the provisions of Section 409A and any guidelines established by the Plan Administrator for this purpose), the Participant –

    (a)    Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

    (b)    By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company (including the YUM! Brands Short-Term Disability Plan and the YUM! Brands Long-Term Disability Plan).

Solely for those Participants who are otherwise eligible for Social Security, a Participant who is determined to be totally disabled by the Social Security Administration will be deemed to satisfy the requirements of Subsection (a), and a Participant who has not been determined to be totally disabled by the Social Security Administration will be deemed to not meet the requirements of Subsection (a).

2.11Distribution Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account. The current Distribution Valuation Dates are March 31, June 30, September 30 and December 31. Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A. Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the preceding business day.

2.12Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Base Compensation, Bonus Compensation or Signing Bonus to be deferred and the timing and form of his or her deferral payout, pursuant to the provisions of Article IV. An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms for use as an Election Form, as it deems appropriate from time to time.

2.13Eligible Executive:

    The term, Eligible Executive, shall have the meaning given to it in Section 3.01(a)(1).

2.14Employer:

The Company and each division, subsidiary or affiliate of the Company (if any) that is currently designated as an Employer for purposes of this Plan by the Plan Administrator. An entity shall be an Employer hereunder only for the period that it is (i) so designated by the Plan Administrator, and (ii) a member of the YUM! Brands Organization.

2.15ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.16Executive:

Any person classified (as determined by the Plan Administrator in its sole discretion) in the employment records of an Employer as an Executive who (i) is receiving remuneration for personal services rendered in the employment of the Employer, and (ii) is paid in U.S. dollars from the Employer’s U.S. payroll. Notwithstanding the foregoing sentence, any person meeting the requirements of the foregoing sentence who is working outside the U.S. shall not be included as an Executive hereunder, if applicable local law of the country in which the person is working (e.g., local law relating to the payment of compensation) does not permit the person to defer the receipt of compensation that is eligible for deferral hereunder. An individual shall not be treated as being in an Executive classification of an Employer, as of a particular time, unless the individual is formally assigned to an executive classification by the Employer as of such time. Such assignment can only be given to an individual in the unrestricted discretion of the Employer, and the purported nature of the individual’s role with the Employer is irrelevant in determining classification as an Executive under the Plan. An individual who is classified by an Employer as an independent contractor or in another non-employee position shall not be treated as an Executive. Any ambiguity or conflict in the employment records that relate to classification as an Executive shall be resolved to deny classification as an Executive. The Plan Administrator shall determine whether an individual may be classified as an Executive in its sole discretion.

2.17Fair Market Value:

    For purposes of converting a Participant’s deferrals to phantom YUM! Brands Common Stock as of any date, the Fair Market Value of such stock is the closing price on such date (or if such date is not a trading date, the first date immediately following such date that is a trading date) for YUM! Brands Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to four decimal places. For purposes of determining the cash value of a Plan distribution, the Fair Market Value of phantom YUM! Brands Common Stock is determined as the closing price on the applicable Distribution Valuation Date for YUM! Brands Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to four decimal places.

2.18409A Program:

    The program described in this document. The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.

2.19Key Employee:

The individuals identified in accordance with the principles set forth below.

(a)     General. Any Participant who at any time during the applicable year is:

(1)    An officer of any member of the YUM! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));

(2)    A 5-percent owner of any member of the YUM! Brands Organization ; or

(3)    A 1-percent owner of any member of the YUM! Brands Organization having annual compensation of more than $150,000.

    For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers. For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. § 1.415(c)-2(a), without regard to Treas. Reg. §§ 1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g); provided, however, that effective as of the Key Employee identification date that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treas. Reg. § 1.415(c)-2(g)(5)(ii). The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

    (b)    Operating Rule. The provisions of this definition shall be interpreted and applied in all respects to comply with Code Section 409A.

2.20NAV:

The net asset value of a phantom unit in one of the phantom funds offered for investment under the Plan, determined as of any date in the same manner as applies on that date under the actual fund that is the basis of the phantom fund offered by the Plan.

2.21Participant:

Any Executive who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account. An active Participant is one who is currently deferring under Section 4.01.

2.22Performance Period:

    The 12-month period (which shall generally correspond to the calendar year) for which Bonus Compensation is calculated and determined. A Performance Period shall be deemed to relate to the Plan Year in which the Performance Period ends.

2.23Plan:

The YUM! Brands Executive Income Deferral Program, the plan set forth herein and in the Pre-409A Program documents, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.24Plan Administrator:

The Compensation Committee of the Board of Directors of the Company (Compensation Committee) or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII. As of the Effective Date, the Company’s Chief People Officer is delegated the responsibility for the operational administration of the Plan. In turn, the Chief People Officer has the authority to re-delegate operational responsibilities to other persons or parties. As of the Effective Date, the Chief People Officer has re-delegated certain operational responsibilities to the Recordkeeper and to the Company’s Executive Compensation Department.

However, references in this document to the Plan Administrator shall be understood as referring to the Compensation Committee, the Chief People Officer, the Company’s Executive Compensation Department and any other parties delegated by the Chief People Officer other than the Recordkeeper. All delegations made under the authority granted by this Section are subject to Section 7.06.

2.25Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.26Pre-409A Program:

    The portion of the Plan that governs deferrals that are not subject to Section 409A. The terms of the “Pre-409A Program” are set forth in a separate set of documents.

2.27Recordkeeper:

    For any designated period of time, the party that is delegated the responsibility, pursuant to the authority granted in the definition of Plan Administrator, to maintain the records of Participant Accounts, process Participant transactions and perform other duties in accordance with any procedures and rules established by the Plan Administrator.

2.28Retirement:

A Participant’s Separation from Service after attaining (whichever of the following occurs earlier): (a) at least age 55 with 10 or more years of service, (b) at least age 65 with 5 or more years of service or (c) at least age 70 with 3 or more years of service. A Participant’s “years of service” shall be the Participant’s “years of service” earned under the YUM! Brands Retirement Plan. If a Participant is not participating in the YUM! Brands Retirement Plan, “years of service” shall be determined based on the rules applicable to the YUM! Brands Retirement Plan, assuming the Participant was participating in such plan.

2.29Second Look Election:

    The term, Second Look Election, shall have the meaning given to it in Section 4.05.

2.30Section 409A:

    Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.

2.31Separation from Service:

    A Participant’s separation from service as defined in Section 409A, including (i) the rule that a Participant who is Disabled incurs a Separation from Service 29 months after the Participant is no longer actively rendering services to his/her Employer or the Company, and (ii) the default fifty percent (50%) test described in Treas. Reg. §1.409A-1(h)(3) to identify entities that are considered controlled affiliates of the Company. In the event a Participant also provides services other than as an Executive for the Company and its affiliates, as determined under the prior sentence, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5). The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

2.32Signing Bonus:

    Cash compensation that is paid to an Eligible Executive upon acceptance of an offer of employment with his/her Employer, to the extent payable in U.S. dollars from an Employer’s U.S. payroll (as modified by applicable provisions of Section 3.01(a)). An Eligible Executive’s Signing Bonus shall be determined after reductions for applicable tax withholdings, tax levies, garnishments, other legally required deductions, and Executive authorized deductions that are made under any Code Section 125 plans sponsored by the Executive’s Employer or the Company.

2.33Specific Payment Date:

    A specific date selected by an Eligible Executive that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as provided in Section 4.03. The Specific Payment Dates that are available to be selected by Eligible Executives shall be determined by the Plan Administrator, and the currently available Specific Payment Dates shall be reflected on the Election Forms that are made available from time to time by the Plan Administrator. As of the Effective Date, the Specific Payment Dates shall be January 1, April 1, July 1, and October 1. In the event that an Election Form only provides for selecting a month or a calendar quarter and a year as the Specific Payment Date, the first day of the month or the first day of the calendar quarter that is selected shall be the Specific Payment Date.

2.34Unforeseeable Emergency:

    A severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152(a), without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)); (b) loss of the Participant’s property due to casualty; or (c) any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Recordkeeper shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(3) and any guidelines established by the Plan Administrator.

2.35U.S.:

    The United States, comprised of its 50 states, the District of Columbia, and its possessions (other than Puerto Rico).

2.36Valuation Date:

Each business day, as determined by the Recordkeeper, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.

2.37YUM! Brands Organization:

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the YUM! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.

ARTICLE III– ELIGIBILITY AND PARTICIPATION

3.01Eligibility to Participate:

        (a)    In General.

        (1)     Subject to Paragraph (2) below and the election timing rules of Article IV, an Executive shall be eligible to defer compensation under the Plan upon (i) being hired by an Employer as an Executive classified as Level 12 or above (and while he or she remains so classified) or (ii) being promoted by an Employer from below Level 12 into a Level 12 or above position. However, an Eligible Executive who makes an irrevocable election to participate for a Plan Year shall remain an Eligible Executive for the remainder of the Plan Year (i) regardless of whether such Executive is subsequently classified in a salary band below Level 12 or (ii) regardless of whether such Executive subsequently is paid in non-U.S. dollars or is paid from a non-U.S. payroll; provided that the occurrence of such events shall cut off any election that has been made that has not yet required to become irrevocable in order to be timely in accordance with Section 409A.

        (2)    Notwithstanding Paragraph (1) above, from time to time the Plan Administrator may modify, limit or expand the class of Executives eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Executives; provided that the Plan Administrator may remove an Executive from eligibility to participate effective only as of the end of a Plan Year when the Executive has made a deferral election for such Plan Year that has become irrevocable.

(b)    During the period an individual satisfies all of the eligibility requirements of this Section, he or she shall be referred to as an Eligible Executive.

        (c)    Each Eligible Executive becomes an active Participant on the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Executive to the Recordkeeper (or, if authorized, the Plan Administrator) under Section 4.01.

        (d)    Acquisitions and Divestitures. A written agreement between an Employer and a party that is not part of the YUM! Brands Organization regarding the purchase or sale of a business unit, division, or subsidiary (“Business”) may provide for the termination or commencement of the participation of certain Business employees in this Plan. Absent a clear and specific provision in such agreement to the contrary:

         (1)    Each employee of a Business that is sold will cease being eligible for this Plan upon such sale; and

          (2)    No employee of a Business that is acquired will be eligible for this Plan except as the Plan Administrator may specify.

Unless otherwise specifically provided in the agreement, for purposes of Article IX, approval and execution of a binding written agreement of acquisition or divestiture by one or more Employers is approval by the Company of a qualifying designation of Plan eligibility (or ineligibility) contained in such agreement, as well as authorization from the Company to the Plan Administrator to carry out the provisions and intent of such agreement with respect to such qualifying designation.

3.02Termination of Eligibility to Defer:

        (a)    General. An individual’s eligibility to participate actively by making deferrals (or a deferral election) under Article IV shall cease upon the “Election Termination Date” (as defined below) occurring after the earliest of:

(1)     Subject to Section 4.01(b), the date he or she Separates from Service; or

(2)     The date that the Executive ceases to be eligible under criteria described in Section 3.01(a).

    An individual’s “Election Termination Date” shall be a date as soon as administratively practicable following the date in subsection (a) or (b) (or such other date as may be determined in accordance with rules of the Plan Administrator); provided that an Election Termination Date shall not affect any election already made that otherwise has become irrevocable in accordance with the rules of this Plan. However, the occurrence of an Election Termination Date shall terminate any election that has been made that is not yet required to become irrevocable in order to be timely in accordance with Section 409A.

        (b)    Special Rules for an Applicable Severance Program. Notwithstanding the provisions in subsection (a) above, an individual’s eligibility to participate actively in this Plan by making deferrals (or a deferral election) under Article IV shall terminate to the extent provided in a severance program or severance arrangement of a Participant’s Employer or the Company, or an Employer’s employment or termination agreement with a Participant providing for severance pay and/or a general release of claims against the Employer (an “Approved Severance Program”). However, an Eligible Executive who makes an irrevocable election to participate for a Plan Year shall remain an Eligible Executive for the remainder of the Plan Year to the extent that he or she is receiving or will receive Base Compensation and Bonus Compensation under the Approved Severance Program; provided that the participation by a Participant in an Approved Severance Program (to the extent included in writing in the Approved Severance Program) shall cut off any election that has been made that has not yet required to become irrevocable in order to be timely in accordance with Section 409A.

3.03Termination of Participation:

    An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out; provided, however, even if a Participant’s Account is fully paid out, participation shall continue under the Plan if there is an expectation that the Participant shall be entitled to future benefits under the Plan or that a deferral will be credited to the Participant’s Account in the future (e.g., a deferral of Bonus Compensation that is paid in a future year).

3.04Express Waivers:

An individual is ineligible to participate if the individual is classified by the Employer as an Executive and who has signed a written agreement with the Employer pursuant to which the individual either: (i) waives eligibility under this Plan, or (ii) agrees not to participate in the Plan. Subject to any applicable provisions in the Code or ERISA, written agreements may be entered into either before or after the executive becomes eligible for or begins participation in the Plan, and such written agreements may take any form that is deemed effective by the Company. This Section 3.04 shall apply effective with respect to agreements that are entered into on or after September 1, 2004. An agreement that is otherwise described in this Section 3.04 shall not bar an Executive’s participation for the period before the earliest date such agreement may apply without violating the restrictions on elections under Section 409A. The Plan Administrator shall determine eligibility pursuant to this Section 3.04 in its sole discretion.

ARTICLE IV– DEFERRAL OF COMPENSATION

4.01Deferral Election:

        (a)    Deferrals of Base Compensation.

        (1)    General. Subject to the provisions of subsection (a)(2) below, each Eligible Executive may make an election to defer Base Compensation under the Plan in any whole percentage up to 85% of his or her Base Compensation in the manner described in Section 4.02. A newly Eligible Executive may only defer the portion of his or her eligible Base Compensation that is earned for services performed after the date of his or her election; provided that any Eligible Executive that becomes a new Eligible Executive after November 22nd (or if such day is not a business day, the first business day that occurs immediately prior to such day) of a Plan Year shall not be eligible to defer Base Compensation earned for services performed in the remainder of such Plan Year. Subject to the foregoing sentence, any Base Compensation deferred by an Eligible Executive for a Plan Year shall be deducted each pay period during the Plan Year for which he or she has Base Compensation and is an Eligible Executive. Base Compensation paid after the end of a Plan Year for services performed during the final payroll period of the preceding Plan Year shall be treated as Base Compensation for services in the subsequent Plan Year.

        (2)    Special Rule for Significant Deferrals. Notwithstanding subsection (a)(1) above, effective for Base Compensation that is paid from and after January 1, 2008, an Eligible Executive who is classified as below Level 14 may not elect to defer 50% or more of his or her Base Compensation for a Plan Year, unless such Eligible Executive also (i) elects to defer 100% of his or her Bonus Compensation for the same Plan Year or (ii) confirms in a separate writing (that is in addition to the Election Form) that he or she has elected to defer 50% or more of his or her Base Compensation for such Plan Year. The separate writing discussed in clause (ii) above must be submitted within the time frame required under Section 4.02(a)(1) and shall satisfy any other requirements as the Plan Administrator shall require for this purpose. If an applicable Eligible Executive does not satisfy either clause (i) or (ii) above, then any election by the Eligible Executive to defer 50% or more of Base Compensation for a Plan Year shall be treated as void and shall not become effective under Section 409A.

        (b)    Deferrals of Bonus Compensation.

(1)    General Rules. Each Eligible Executive may make an election to defer under the Plan any whole percentage (up to 100%) of his or her Bonus Compensation in the manner described in Section 4.02. The percentage of Bonus Compensation deferred by an Eligible Executive for a Plan Year will be deducted from his or her payment under the applicable compensation program at the time it would otherwise be paid, provided he or she satisfies all conditions for payment that would apply in the absence of a deferral. In addition, for the Plan Year in which the Participant incurs a Separation from Service, the Participant shall be eligible to defer Bonus Compensation paid for the Performance Period that relates to the Plan Year in which the

Participant incurred the Separation from Service, if the Participant makes a valid and irrevocable deferral election prior to his or her Separation from Service.

(2)    Special Rules for Promoted Eligible Executives. An Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of a promotion from below Level 12 into a position that is in Level 12 or above shall only be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is promoted, if the Eligible Executive (i) is a bonus-eligible Executive for all of such Plan Year and (ii) is promoted by June 20th (or if such day is not a business day, the first business day that occurs immediately prior to such day) of the Plan Year in which the promotion occurs. If a promoted Eligible Executive does not satisfy the requirements of the previous sentence, he or she shall not be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is promoted.

(3)    Special Rules for Newly Hired Eligible Executives. An Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of becoming first employed by the YUM! Brands Organization shall only be eligible to defer Bonus Compensation earned for the Performance Period relating to the Plan Year in which he or she is newly hired, if the Eligible Executive is a bonus-eligible Executive for such Plan Year. In such event, the rules for the time and manner for completing the initial deferral election in Section 4.02(b) shall apply, which are structured so that the proration rules of Treas. Reg. 1.401A-2(a)(7) are inapplicable. Thus, if a valid Election Form is received prior to the date on which the Eligible Executive becomes an Executive and the Election Form is effective under Section 4.02(b) as of the date on which the Eligible Executive becomes an Executive, then the Executive shall be deemed to receive all of his or her Bonus Compensation for the Plan Year in which he or she becomes an Eligible Executive after the date of the election.

(4)    Performance Criteria. Notwithstanding Subsections (b)(1), (b)(2) and (b)(3) above, an Eligible Executive shall not be eligible to defer Bonus Compensation for a Plan Year unless (i) the Bonus Compensation is contingent on the satisfaction of organizational or individual performance criteria for the Performance Period that relates to the Plan Year, (ii) such criteria have been established in writing by not later than 90 days after the beginning of the applicable Performance Period, and (iii) the Bonus Compensation otherwise satisfies the requirements for performance-based compensation under Section 409A.

        (c)    Election Form Rules. To be effective in deferring Base Compensation or Bonus Compensation, an Eligible Executive’s Election Form must set forth the percentage of Base Compensation or Bonus Compensation (whichever applies) to be deferred, the deferral period under Section 4.03, the form of payment under Section 4.04, and any other information that may be required by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 4.02. It is contemplated that an Eligible Executive will specify the investment choice under Section 5.02 (in multiples of 1%) for the Eligible Executive’s deferral. However, this is not a condition for making an effective election.

4.02Time and Manner of Deferral Election:

        (a)    Deferrals of Base Compensation.

        (1)    General. An Eligible Executive must make a deferral election for a Plan Year with respect to Base Compensation no later than December 31 of the year prior to the Plan Year in which the Base Compensation would otherwise be paid. Notwithstanding the prior sentence, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this paragraph) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. If December 31 is not a business day, the deadline shall be the preceding day that is a business day.

        (2)    New Eligible Executives. An individual who newly becomes an Eligible Executive will have 30 days from the date the individual becomes an Eligible Executive to make a deferral election with respect to Base Compensation that is earned for services performed after the election is received (the “30-Day Election Period”). Notwithstanding the prior sentence, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms in this situation, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this paragraph) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives. The 30-Day Election Period may be used to make an election for Base Compensation that otherwise would be paid in the Plan Year in which the individual becomes an Eligible Executive. In addition, the 30-Day Election Period may be used to make an election for Base Compensation that would otherwise be paid in the next Plan Year (i.e., the Plan Year following when the individual becomes an Eligible Executive), if the individual becomes an Eligible Executive not later than December 31 of a Plan Year. Thus, if a Base Compensation deferral election for a Plan Year is made in reliance on the 30-day rule, then the Plan Administrator shall apply the restriction that the election may only apply to Base Compensation earned for services performed after the date the election is received.

        (b)    Deferrals of Bonus Compensation.

        (1)    Continuing and Newly Promoted Executives. An Eligible Executive must make a deferral election with respect to his or her Bonus Compensation at least six months prior to the end of the Performance Period for which the applicable Bonus Compensation is paid, and this election will be the Eligible Executive’s bonus deferral election for the Plan Year to which the Performance Period relates. This applies to both continuing Eligible Executives and individuals who newly become Eligible Executives due to a promotion. Accordingly, if an individual becomes an Eligible Executive during a Plan Year as a result of a promotion and is eligible to defer Bonus Compensation under Section 4.01(b)(2) for such Plan Year, such Eligible Executive must make a deferral election for Bonus Compensation that is earned for the Performance

Period that relates to the Plan Year in which he or she is promoted at least six months prior to the end of the applicable Performance Period. Notwithstanding the first sentence of this paragraph, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms for Bonus Compensation, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this paragraph) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives.

        (2)    Newly Hired Eligible Executives. An Eligible Executive that becomes an Eligible Executive during a Plan Year as a result of becoming first employed by the YUM! Brands Organization and is eligible to make a deferral of Bonus Compensation under Section 4.01(b) for such Plan Year must make such election as follows –

        (A)    If such Eligible Executive is newly hired by June 20th (or if such day is not a business day, the immediately preceding business day), such Eligible Executive must make a deferral election for Bonus Compensation that is earned for the Performance Period that relates to the Plan Year in which he or she is newly hired at least six months prior to the end of the applicable Performance Period; and

        (B)    If such Eligible Executive is hired after June 20th (or if such day is not a business day, the immediately preceding business day), such Eligible Executive must submit a deferral election prior to his or her hire date or otherwise prior to rendering services as an Executive, and such Election Form will be effective immediately upon the individual’s hire date or otherwise upon commencement of his or her services as an Executive.

    Notwithstanding subparagraph (A) above, the Plan Administrator may adopt policies and procedures that encourage or require earlier submission of Election Forms for Bonus Compensation, but in which case any requirement for the earlier submission of an Election Form may be waived (but not beyond the date specified by the first sentence of this paragraph) by the Plan Administrator to prevent undue hardship for one or more Eligible Executives.

        (c)    General Provisions. A separate deferral election under (a) or (b) above must be made by an Eligible Executive for each category of a Plan Year’s compensation that is eligible for deferral. If a properly completed and executed Election Form is not actually received by the Recordkeeper (or, if authorized, the Plan Administrator) by the prescribed time in (a) and (b) above, the Eligible Executive will be deemed to have elected not to defer any Base Compensation or Bonus Compensation, as the case may be, for the applicable Plan Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date under Section 409A for making the election in question). Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted during a Plan Year.

        (d)    Beneficiaries. A Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator or Recordkeeper shall require from time to time. The Beneficiary designation must also be filed with the Recordkeeper (or the Plan Administrator, if applicable) prior to the Participant’s death. An incomplete Beneficiary designation, as determined by the Recordkeeper or Plan Administrator, shall be void and of no effect. In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received under the Pre-409A Program or prior to the Effective Date shall be considered. A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at his or her death. If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Recordkeeper (or Plan Administrator, if applicable) prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

4.03Period of Deferral:

An Eligible Executive making a deferral election shall specify a deferral period on his or her Election Form by designating either (i) a Specific Payment Date, and/or (ii) a deferral period based on his or her Separation from Service, in which case (in accordance with Section 6.03(e)) the deferral period shall extend at least to the date that is six months after he or she incurs a Separation from Service, and it shall also be consistent with any additional administrative requirements that apply to such elections. In the event that no deferral period is selected, the default shall be Separation from Service (and this too shall be extended six months in accordance with Section 6.03(e)). In no event shall an Eligible Executive’s deferral period end later than his or her 80th birthday, regardless of whether the Participant chose a single lump sum or installments as the form of payment. Notwithstanding an Eligible Executive’s actual election of a Specific Payment Date and/or Separation from Service, an Eligible Executive shall be deemed to have elected a period of deferral of not less than:

(a)     For Base Compensation, at least two (2) years after the end of the Plan Year during which the Base Compensation would have been paid absent the deferral; and

(b)     For Bonus Compensation, at least two (2) years after the date the Bonus Compensation would have been paid absent the deferral.

    In the case of a deferral to a Specific Payment Date, if an Eligible Executive’s Election Form either fails to specify a period of deferral or specifies a period less than the applicable minimum, the Eligible Executive shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in subsections (a) and (b) above. In the case of a deferral to Separation from Service, if an Eligible Executive’s Election Form specifies Separation from Service and the Eligible Executive Separates from Service prior to the end of the minimum period of deferral as provided in subsections (a) and (b) above, the applicable Deferral Subaccount(s) shall be distributed after the end of the applicable minimum deferral period subject to the provisions of Section 6.03.

4.04Form of Deferral Payout:

An Eligible Executive making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or installment payments to be paid over a period of no more than 20 years, and not later than the Executive’s 80th birthday. Any election for installment payments shall also specify (a) the frequency for which installment payments shall be paid, which shall be quarterly, semi-annually and annually and (b) the fixed number of years over which installments are to be paid, subject to the maximums above. If an Eligible Executive elects installments for a period extending beyond the Eligible Executive’s 80th birthday or beyond 20 years, such election shall be treated as an election for installments over a period of whole and partial years that ends on the Eligible Executive’s 80th birthday or at the end of 20 years; provided that the amounts to be distributed in connection with the installments prior to the Eligible Executive’s 80th birthday or prior to the end of 20 years shall be determined in accordance with Section 6.06 and his or her election by assuming that the installments shall continue for the full number of installments, with the entire remaining amount of the relevant Deferral Subaccount distributed on the Eligible Executive’s 80th birthday or at the end of 20 years. In the event that no form of payment election is made, the default shall be a lump sum payment.

4.05Second Look Election:

    (a)    In General. Subject to Subsection (b) below, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article (or an initial deferral was made pursuant to Section 4.06) may subsequently make additional elections regarding the time and/or form of payment of his or her deferral to the extent permitted by the Plan Administrator at the applicable time. This opportunity to modify the Participant’s initial election is referred to as a “Second Look Election.”

    (b)    Requirements for Second Look Elections. A Second Look Election is subject to all of the conditions of subsection (a) above and must comply with all of the following requirements:

        (1)    If a Participant’s initial election for a deferral (or the latest subsequent Second Look Election) specified payment based on a Specific Payment Date, the Participant may only change the payment terms for such deferral through a current Second Look Election if the election is made at least 12 months before the Participant’s original (or if applicable, last subsequently elected) Specific Payment Date. In addition, in this case the Participant’s Second Look Election must provide for a new Specific Payment Date that is at least 5 years after the original (or if applicable, last subsequently elected) Specific Payment Date. The Specific Payment Date applicable pursuant to a Second Look Election may not be after the Participant’s 80th birthday, and if this would be necessary to comply with 5-year rule stated above, then a Second Look Election may not be made.

        (2)    Subject to the special rules in subsection (c), if a Participant’s initial election specified payment based on the Participant’s Separation from Service, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service. In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that turns out to be at least 5 years after the Participant’s Separation from Service. If the Specific Payment Date selected in a Second Look Election turns out to be less than 5 years after the Participant’s Separation from Service, the Second Look Election is void and payment shall be made based on the Participant’s Separation from Service.

        (3)    Subject to the special rules in subsection (c), if a Participant’s initial election specified payment based on the earlier of the Participant’s Separation from Service or a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least 12 months before the Specific Payment Date and at least 12 months before the Participant’s Separation from Service. In addition, in this case the Participant must elect a new Specific Payment Date that is at least 5 years after the prior Specific Payment Date. Then the Second Look Election will only include the new Specific Payment Date as the payment trigger and the separate Separation from Service trigger in the original election will be void.

        (4)    To the extent permitted by subsection (a) above, a Participant may make an unlimited number of Second Look Elections for each individual deferral, however, each Second Look Election must comply with all of the relevant requirements of this Section.

    (5)    A Participant who uses a Second Look Election to change the form of the Participant’s payment from a lump sum to installments shall be subject to the provisions of Section 4.04 regarding installment payment elections, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election (or, if applicable, any subsequent Second Look Election). Accordingly, a Participant may not make a Second Look Election if the election would provide for installment payments to be made after the Participant’s 80th birthday.

(6)    If a Participant’s initial election (or any subsequent Second Look Election) specified payment in the form of installments and the Participant wants to elect installment payments over a greater or lesser number of years or wants to elect a different frequency of installment payments (e.g., a change from annual installments to quarterly installments), the election will be subject to the provisions of the Plan regarding installment payment elections in Section 4.04, and the first payment date of the new installment payment schedule must be no earlier than five years after the first payment date that applied under the Participant’s initial (or, if applicable, subsequent) installment election. A Participant may not make such a Second Look Election if the election would provide for installment payments to be made after the Participant’s 80th birthday.

        (7)    If a Participant’s initial election (or subsequent Second Look Election) specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than 5 years after the first payment date that applied under the Participant’s initial (or, if applicable, subsequent) installment election.

    (8)    For purposes of this Section and Code Section 409A, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

    A Second Look Election will be void and payment will be made based on the Participant’s original election under Sections 4.03 and 4.04 if all of the provisions of the foregoing Paragraphs of this Subsection are not satisfied in full. However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of this Subsection, the Participant’s original (or, if applicable, subsequent) election shall be superseded (including any Specific Payment Date specified therein), and this original (or, if applicable, subsequent) election shall not be taken into account with respect to the deferral that is subject to the effective Second Look Election.

        (c)    Special Rules for Certain Second Look Elections. Notwithstanding the provisions in subsections (b)(2) and (b)(3), if a Participant’s initial deferral election specified payment based on the Participant’s Separation from Service or the earlier of the Participant’s Separation from Service or a Specific Payment Date, then –

        (1)    If such Participant is determined to be Disabled, such Participant shall not be eligible to make a Second Look Election on or after the date the Participant is determined to be Disabled; and

        (2)    If such Participant submits a Second Look Election, such Participant’s Second Look Election shall not take effect until the later of (i) the date the Participant is eligible for Retirement (without having to actually Separate from Service) or (ii) the date that is 12 months after the date on which the Second Look Election is made.

    For purposes of paragraph (2) above, if a Participant Separates from Service prior to the date that a Participant’s Second Look Election takes effect, then the Participant’s Second Look Election shall be void and payment shall be made based on the Participant’s original deferral election under Sections 4.03 and 4.04.

        (d)    Plan Administrator’s Role. Each Participant has the sole responsibility to elect a Second Look Election by contacting the Recordkeeper (or, if authorized, the Plan

Administrator) and to comply with the requirements of this Section. The Plan Administrator or the Recordkeeper may provide a notice of a Second Look Election opportunity to some or all Participants, but the Recordkeeper and Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants). The Recordkeeper and the Plan Administrator have no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.

4.06Signing Bonus Deferrals.

(a)    General. As provided in this Section, an Eligible Executive’s Employer or the Company may provide for the mandatory deferral under the Plan of a Signing Bonus.

(b)    Deferrals. To the extent provided in an Eligible Executive’s offer of employment letter (the “Offer Letter”), all or a portion of an Eligible Executive’s Signing Bonus may be automatically deferred under this Plan without any requirement or right on behalf of the Eligible Executive to make a deferral election. Such deferral shall occur immediately prior to the time the Eligible Executive first has a legally binding right to the Signing Bonus or otherwise prior to the first date his or her employment is effective and he or she begins to render services (whichever is earlier). The deferred portion of the Signing Bonus (if any) shall be credited to a separate Deferral Subaccount for the applicable Plan Year.

(c)    Time and Form of Payment. The Signing Bonus shall be deferred until the Specific Payment Date and/or the Participant’s Separation from Service, but extended six months in accordance with Section 6.03(e), as enumerated in the Offer Letter, and the Eligible Executive shall not be permitted to make an initial election for the time and form of payment of the Signing Bonus. If the Offer Letter does not specify a time of payment, the default shall be Separation from Service (extended six months in accordance with Section 6.03(e)). All deferrals of Signing Bonuses shall be payable in a lump sum payment at the time specified in the foregoing sentences. However, if an Eligible Executive properly completes a Second Look Election and changes the time of payment pursuant to such Second Look Election, he/she may also change the form of payment pursuant to such Second Look Election.

(d)    Phantom Investments. The Signing Bonus deferrals shall be invested in the investment options enumerated in the Offer Letter, and if no such specification is included in the Offer Letter, the deferral shall be invested in the YUM! Brands Common Stock Fund.

ARTICLE V– INTERESTS OF PARTICIPANTS

5.01Accounting for Participants’ Interests:

        (a)    Deferral Subaccounts. Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Base Compensation, Bonus Compensation or Signing Bonus made by the Participant under this Plan. A Participant’s deferral shall be credited as of the date of the deferral to his or her Account as soon as administratively practicable following the date the compensation would be paid in the absence of a deferral. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals (and his or her Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

        (b)    Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to his or her Account had actually been invested as directed by the Participant in accordance with this Article. The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of his or her Employer’s liability to make deferred payments to or on behalf of the Participant.

5.02Investment Options:

        (a)    General. Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant (or following the Participant’s death, by his or her Beneficiary) from those offered by the Plan Administrator for this purpose from time to time. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide rules for transferring a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply).

        (b)    Phantom Investment Options. The basic phantom investment options offered under the Plan are as follows:

        (1)    Phantom YUM! Brands Common Stock Fund. Participant Accounts invested in this phantom option are adjusted to reflect an investment in YUM! Brands Common Stock. An amount deferred into this option is converted to phantom shares of YUM! Brands Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of YUM! Brands Common Stock on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Only whole shares are determined. Any partial share (and all amounts that would be received by the fund as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares) are credited to a dividend subaccount that is invested on a phantom basis as described below. The Plan Administrator shall adopt a fair valuation methodology for valuing a phantom investment in this option, such that the value shall reflect the complete value of an investment in YUM! Brands Common Stock in accordance with the following subparagraphs below.

        (A)    A Participant’s interest in the phantom YUM! Brands Common Stock Fund is valued as of a Valuation Date by multiplying the number of phantom shares credited to his or her Account on such date by the Fair Market Value of a share of YUM! Brands Common Stock on such date.

        (B)    If shares of YUM! Brands Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom shares credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate.

        (C)    In no event will shares of YUM! Brands Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of YUM! Brands Common Stock on account of an interest in this phantom option.

        (D)    All amounts that would be received by the Fund as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares are credited to a dividend subaccount that is invested on a phantom basis (the “Dividend Subaccount”). Amounts credited to a Participant’s Dividend Subaccount shall accrue a return based upon the rate of return as in effect from time to time under the phantom Stable Value Fund option (as determined by the Recordkeeper). An amount is credited with the applicable rate of return beginning with the date as of which the amount is treated as invested in this option by the Plan Administrator.

        (E)    All amounts initially deferred or transferred into the phantom YUM! Brands Common Stock Fund must remain invested in the phantom YUM! Brands Common Stock Fund and may not be transferred into another phantom investment option.

        (2)    Phantom YUM! Brands Discount Stock Fund. A Participant may elect to defer the Participant’s Bonus Compensation for each Plan Year and the Employer or the Company may require the deferral of a Participant’s Signing Bonus (if applicable) to the YUM! Brands Discount Stock Fund (the “Discount Stock Fund”). The Discount Stock Fund shall operate under the same rules as the YUM! Brands Common Stock Fund in subsection (b)(1) above; subject to the following special rules –

        (A)    An amount deferred into this option is converted to phantom shares of YUM! Brands Common Stock by dividing such amount by seventy-five percent (75%) of the Fair Market Value of a share of YUM! Brands Common Stock on the Valuation Date as of which the amount is treated as invested in the Discount Stock Fund by the Plan Administrator. Only whole shares are determined. Any partial share (and all amounts that would be received by the Discount Stock Fund as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares) are credited to a dividend subaccount that is invested on a phantom basis as described in subsection (b)(1) above.

        (B)    All amounts credited to the Discount Stock Fund shall be subject to the risk of forfeiture rules in Section 5.05.

        (C)    All amounts initially deferred into the Discount Stock Fund must remain invested in the Discount Stock Fund and may not be transferred into another phantom investment option. In addition, no amounts under this Plan may be transferred into the Discount Stock Fund, meaning that only initial deferrals of Bonus Compensation and a Signing Bonus may be invested on a phantom basis in the Discount Stock Fund.

        (D)    Effective June 1, 2014, to facilitate recordkeeping with respect to Participants’ interests in the Phantom YUM! Brands Matching Stock Fund, (i) the portion of a Participant’s interest in the fund that is derived from his Participant deferral contributions (including phantom earnings on the phantom YUM! Brands common stock that is so derived and phantom dividends that are so derived) shall be identified as being held in the Phantom YUM! Brands EE Matching Stock Fund, and (ii) the portion of a Participant’s interest in the fund that is derived from the Company-provided match on his Participant deferral contributions (including phantom earnings on the phantom YUM! Brands common stock that is so derived and phantom dividends that are so derived) shall be identified as being held in the Phantom YUM! Brands ER Matching Stock Fund.

        (3)    Other Phantom Funds. From time to time, the Plan Administrator shall designate which (if any) other investment options shall be available as phantom investment options under this Plan. These phantom investment options shall be described in materials provided to Participants from time to time. Any of these phantom investment options shall be administered under procedures implemented from time to time by the Plan Administrator. Unless otherwise specified in these materials or procedures, in the case of any such phantom investment option that is based on a unitized fund, an amount deferred or transferred into such option is converted to phantom units in the applicable fund of equivalent value by dividing such amount by the NAV of a unit in such fund on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator. Thereafter, a Participant’s interest in each such phantom option is valued as of a Valuation Date (or a Distribution Valuation Date) by multiplying the number of phantom units credited to his or her Account on such date by the NAV of a unit in such fund on such date. As of September 30, 2008, the following phantom investment funds shall be available under the Plan – the Stable Value Fund, the Bond Market Index Fund and the Large Company Index Fund. All such phantom investment funds shall operate under rules similar to those that apply to these funds under the YUM! Brands 401(k) Plan.

5.03Method of Allocation:

    (a)     Deferral Elections. With respect to any deferral election by a Participant, the Participant may use his or her Election Form to allocate the deferral in one percent increments among the phantom investment options then offered by the Plan Administrator. If an Election Form related to an original deferral election specifies phantom investment options for less than 100% of the Participant’s deferral, the Recordkeeper shall allocate the Participant’s deferrals to the phantom Stable Value Fund to the extent necessary to provide for investment of 100% of the Participant’s deferral. If an Election Form related to an original deferral election specifies phantom investment options for more than 100% of the Participant’s deferral, the Recordkeeper shall prorate all of the Participant’s investment allocations to the extent necessary to reduce (after rounding to whole percents) the Participant’s aggregate investment percentages to 100%.

    (b)     Fund Transfers. A Participant may reallocate previously deferred amounts in a Deferral Subaccount by properly completing and submitting a fund transfer form provided by the Plan Administrator or Recordkeeper and specifying, in one percent increments, the reallocation of his or her Deferral Subaccount among the phantom investment options then offered by the Plan Administrator for this purpose. (The rules relating to non-paper formats for Election Forms shall also apply to the fund transfer form.) If a fund transfer form provides for investing less than or more than 100% of the Participant’s Deferral Subaccount, it will be void and disregarded. Any transfer form that is not void under the preceding sentence shall be effective as of the Valuation Date next occurring after its receipt by the Recordkeeper, but the Plan Administrator or Recordkeeper may also specify a minimum number of days in advance of which such transfer form must be received in order for the form to become effective as of such next Valuation Date. If more than one fund transfer form is received on a timely basis, the form that the Plan Administrator or Recordkeeper determines to be the most recent shall be followed. Transfers shall be subject to the transfer restrictions noted in Sections 5.02(b)(1) and (b)(2).

    (c)     Phantom YUM! Brands Common Stock Fund and Discount Stock Fund Restrictions. Notwithstanding the provisions of Section 5.02 or this Section 5.03, the Plan Administrator may at any time alter the effective date of any investment or allocation involving the phantom YUM! Brands Common Stock Fund or the phantom Discount Stock Fund pursuant to Section 7.03(j) (relating to safeguards against insider trading). The Plan Administrator may also, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act and bar any such transaction to the extent it would not be exempt under Rule 16b-3(f). The Company may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant. Further, the Company may impose quarterly blackout periods on insider trading in the phantom YUM! Brands Common Stock Fund and phantom Discount Stock Fund as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time. These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 7.07 (relating to compliance with Section 409A).

5.04Vesting of a Participant’s Account:

Subject to Section 5.05, a Participant’s interest in the value of his or her Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of his or her Separation from Service.

5.05Risk of Forfeiture:

    (a)    General. Amounts deferred into the phantom Matching Stock Fund pursuant to Section 5.02(b)(2) above shall be subject to the provisions of this Section 5.05.

    (b)    Risk of Forfeiture Rules. A Participant shall forfeit the entire amount credited to a Deferral Subaccount that is invested in the phantom Matching Stock Fund option (as adjusted for changes in value pursuant to Section 5.01(b) and including the value of the Dividend Subaccount in the Matching Stock Fund), if the Participant has a termination of employment prior to the second anniversary of the date as of which the Participant’s deferral was credited to the Deferral Subaccount (the “Second Anniversary”), except that effective June 1, 2014, if the Participant is eligible for Retirement at the time the deferral is made, the following amounts shall not be subject to forfeiture: (i) the deferral itself, and (ii) any earnings thereon as of such termination of employment, including any amounts credited to the Dividend Subaccount with respect to the deferral (but forfeiture shall still apply in this case to the related 33 1/3% matching contribution and the earnings on the matching contribution, including any amounts credited to the Dividend Subaccount with respect to the matching contribution). Notwithstanding the prior sentence, if the Participant’s termination of employment was prior to the Second Anniversary, but the Plan Administrator determines that the termination was on account of any of the following events, then no forfeiture shall occur (except as provided below) –

    (1)    An involuntary termination without cause, in which case the amount in the Deferral Subaccount(s) shall be recalculated to equal the original amount of the Participant’s deferral to the Deferral Subaccount(s) (i.e., the “total value of the match” shall be eliminated).

    (2)    Disability or death.

    (3)    Either (i) an involuntary termination without cause pursuant to a restructuring designated by the Company as a “Reduction in Force” or a similar structured event authorized by the Company, or (ii) effective August 1, 2016, a qualifying termination as part of a voluntary window program.

    (4)    A change in control of the Company.

(5)    A termination solely as a result of a Company-approved transfer to a franchisee of the Company, provided that Company expressly provides in a properly authorized written approval of the transfer that any otherwise applicable forfeiture under this Subsection will be waived.

For purposes of this subsection, the “total value of the match” shall mean the value of the 33 1/3 % matching contribution of YUM! Brands Common Stock under Section 5.02(b)(2), plus the net appreciation (or minus the net depreciation) in the Fair Market Value of YUM! Brands Common Stock since the deferral, and plus the amount credited to the Dividend Subaccount with respect to the deferral. In addition, for purposes of this subsection, a “qualifying termination as part of a voluntary window program” shall refer to a Participant’s voluntary termination of employment from the YUM! Brands Organization that (A) is in connection with a written, Company-authorized program that provides special incentives for voluntarily terminating employment during a specified period, and (B) under which the Participant has qualified in all respects for the maximum level of benefits that were available to the Participant for voluntarily terminating, under the terms of the written termination incentive program.

To the extent there is no forfeiture as provided above, any and all distributions of the affected Deferral Subaccounts shall be made pursuant to the regular rules of Article VI.

ARTICLE VI– DISTRIBUTIONS

6.01General:

A Participant’s Deferral Subaccount(s) that are governed by the terms of this 409A Program shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act). All Deferral Subaccount balances (other than those hypothetically invested in the phantom YUM! Brands Common Stock Fund or the Discount Stock Fund) shall be distributed in cash. Any amount hypothetically invested in the phantom YUM! Brands Common Stock Fund or the Discount Stock Fund shall be distributed in whole shares of YUM! Brands Common Stock (with any partial share distributed in cash and the Dividend Subaccount also distributed in cash). In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.

The following general rules shall apply for purposes of interpreting the provisions of this Article VI.

    (a)    Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s death. If such a Participant dies prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.

    (b)    Section 6.03 (Distributions on Account of a Separation from Service) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than as a result of death).

    (c)    Section 6.04 (Distributions on Account of Death) applies when the Participant dies. If a Participant is entitled to receive or is receiving a distribution under Section 6.02 or 6.03 at the time of his or her death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.

    (d)    Section 6.05 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.04. In this case, the provisions of Section 6.05 shall take precedence over Sections 6.02 through 6.04 to the extent Section 6.05 would result in an earlier distribution of all or part of the Participant’s Account.

6.02Distributions Based on a Specific Payment Date:

    This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date. In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before the Participant’s Separation from Service or death, such Deferral

Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

        (a)    If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Sections 4.04 or 4.05, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date, and the resulting amount shall be paid in a single lump sum on the Specific Payment Date.

        (b)    If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.04 or 4.05, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date and the first installment payment shall be paid on the Specific Payment Date. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on the Election Form or the Second Look Election (whichever is applicable, and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04 and 6.05 (relating to distributions on account of death and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.06. Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Section 6.04 (relating to a distribution on account of death), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.04 (relating to distributions on account of death), but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04.

        (c)    If the Participant selected both Separation from Service and a Specific Payment Date for a Deferral Subaccount, then the provisions of Section 6.03(c) shall apply.

6.03Distributions on Account of a Separation from Service:

    This Section shall apply to distributions that are to be made upon Separation from Service. When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for death. In all cases, the time of payment rules in this Section shall be subject to the last sentence of Section 4.03 regarding the minimum deferral period.

    (a)    If the Participant’s Separation from Service is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s Deferral Subaccount shall be distributed as of the first day of the first calendar quarter that immediately follows the Participant’s Separation from Service (or such later calendar quarter following the Participant’s Separation from Service as applies under subsection (e) below), with such distribution to be made as provided in subsection (d) below.

(b)    If the Participant has selected payment of his or her deferral on account of Separation from Service only, the Participant’s Deferral Subaccount shall be distributed as of the first day of the first calendar quarter that immediately follows the Participant’s Separation from Service (or such later calendar quarter following the Participant’s Separation from Service as applies under subsection (e) below), with such distribution to be made as provided in subsection (d) below.

(c)    If the Participant selected both Separation from Service and a Specific Payment Date for a Deferral Subaccount, then the distribution of the related Deferral Subaccount shall commence as follows:

(1)    If the Specific Payment Date occurs prior to the Separation from Service, then the Deferral Subaccount shall be valued and distributed based on the Specific Payment Date pursuant to the provisions of Sections 6.02(a) and (b); and

(2)    If the Separation from Service occurs prior to the Specific Payment Date, the Deferral Subaccount shall be valued and distributed based on the Separation from Service pursuant to the provisions of Section 6.03(a).

        (d)    The distribution provided in subsections (a), (b) or (c) shall be made in either a single lump sum payment or in installment payments depending upon the Participant’s deferral election under Sections 4.04 or 4.05. If the Deferral Subaccount is to be paid in the form of a lump sum, the Deferral Subaccount shall be distributed on the first day of the first calendar quarter that is after the Separation from Service. If a Participant’s Deferral Subaccount is to be paid in the form of installments, the first installment payment shall be paid on the first day of the first calendar quarter that is after the Separation from Service. Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on his/her Election Form or Second Look Election (and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04 and 6.05 (relating to distributions on account of death and Unforeseeable Emergency). The amount of each installment shall be determined under Section 6.06. Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Section 6.04 (relating to a distribution on account of death), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Separation from Service shall instead be distributed in accordance with Section 6.04 (relating to a distribution on account of death), but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04. Unless otherwise provided in this Section, a distribution shall be valued as of the Distribution Valuation Date that immediately precedes the date the payment is to be made.

        (e)    Notwithstanding the foregoing provisions of this Section 6.03, until such time as it is amended to provide otherwise, the Plan’s limitations on permitted payment elections provide and shall continue to provide that a Participant may not elect to receive payment as a result of Separation from Service earlier than the date that is at least six months after the Participant’s Separation from Service, and payments under this Section 6.03 shall be made accordingly. Unless a later Distribution Valuation Date applies under the terms of the Participant’s election (and the applicable administrative rules of the Plan), any payment under this subsection (e) shall be valued as of the first Distribution Valuation Date that is on or after the date that is six months after the date of the Participant’s Separation from Service and the resulting amount shall be distributed on such date (in the case of a lump sum payment) or commencing on such date (in the case of installment payments).
        (f)    If the Participant is receiving installment payments for one or more Deferral Subaccounts in accordance with Section 6.02 at the time of his or her Separation from Service, such installment payments shall continue to be paid based upon the Participant’s deferral election (but subject to acceleration under Sections 6.04 and 6.05 relating to distributions on account of death and Unforeseeable Emergency).

6.04Distributions on Account of Death:

        (a)    Upon a Participant’s death, the Participant’s Account under the Plan shall be distributed in a single lump sum payment on the first day of the first calendar quarter that immediately follows the Participant’s death. Such payment shall be valued as of the Distribution Valuation Date that immediately precedes the date payment is to be made. If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the Participant’s deferral election that governs such payments until the time that the lump sum payment is due to be paid under the provisions of the preceding sentence of this Subsection. Immediately prior to the time that such lump sum payment is to be paid all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum. Amounts paid following a Participant’s death, whether a lump sum or continued installments, shall be paid to the Participant’s Beneficiary. If some but not all of the persons designated as Beneficiaries by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares.

        (b)    Effective from and after January 1, 2009, if no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:

        (1)    If the Participant is married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s spouse; and

        (2)    If the Participant is not married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.

    The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his/her primary residence at the time of death. The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.

        (c)    Prior to the time the value of the Participant’s Account is distributed under this Section, the Participant’s Beneficiary may apply for a distribution under Section 6.05 (relating to a distribution on account of an Unforeseeable Emergency).

        (d)    Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator or the Plan Administrator at least 14 days before any such amount is paid out by the Plan Administrator. Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Plan Administrator or any other party acting for one or more of them.

6.05Distributions on Account of Unforeseeable Emergency:

    Prior to the time that an amount would become distributable under Sections 6.02 through 6.04, a Participant or Beneficiary may file a written request with the Recordkeeper for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency. After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Recordkeeper from time to time, the Recordkeeper shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency. If the Recordkeeper determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account as of the day the Recordkeeper finalizes the determination. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.06Valuation:

    In determining the amount of any individual distribution pursuant to this Article, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article. If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant’s Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that precedes such distribution. In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.05 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Valuation Date preceding the payment date for such installment (or partial distribution). The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such preceding Distribution Valuation Date (determined before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount.

6.07Section 162(m) Compliance:

        (a)    Effective January 1, 2018, the Plan Administrator shall have the maximum discretion to delay payments (as well as to not delay or not further delay payments) that is permissible under both Regulation § 1.409A-2(b)(7)(i) (relating to payments that are expected to be subject to Code Section 162(m)) and under all other Internal Revenue Service guidance concerning the interrelationship of Code Sections 162(m) and 409A (hereafter, the “Section 162(m) Rule”) while still having (i) the delay be exempt from Section 409A’s rules for subsequent deferral elections, and (ii) the payment without delay (or with a truncated delay) not violate Section 409A’s rules prohibiting accelerated payments. If any payment is delayed or accelerated pursuant to the discretion granted by the prior sentence, it shall be paid in the Plan Administrator’s discretion taking into account the Section 162(m) Rule and in a manner that is consistent with clauses (i) and (ii) of the preceding sentence.

        (b)     Effective prior to January 1, 2018, if a Participant has elected to defer income, which would qualify as performance-based compensation under Code Section 162(m), then such Deferral Subaccount may not be paid out at any time while the Participant is a covered employee under Code Section 162(m)(3), to the extent it would result in compensation being paid to the Participant in such year that would not be deductible under Code Section 162(m). The payout of any such amount shall be deferred until a year when its payout will not result in the payment of non-performance-based compensation that exceeds the $1 million cap in Code Section 162(m)(1) (and then only such portion that will not exceed such cap shall be paid out in the year). However, the total amount (i) which stands to the credit of the Participant in the Plan, and (ii) which would be currently or previously distributed from the Plan but for this Section, shall be paid out in the first calendar year when the Participant is no longer a Code Section 162(m) covered employee. This Section shall apply notwithstanding the fact that a Participant would otherwise be entitled to an earlier distribution under the foregoing provisions of this Article, except that a Participant may receive an earlier distribution with respect to deferrals subject to this Section to the extent the Participant qualifies for such an earlier distribution under Section 6.05.

6.08Impact of Section 16 of the Act on Distributions:

    The provisions of Sections 5.03(c) and 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

6.09Involuntary Cashout:

Subject to subsection (b) below, the Plan Administrator shall have the maximum discretion that is permitted under Regulation § 1.409A-3(j)(4)(v) (relating to limited cashouts) to require a mandatory lump sum payment of all of a Participant’s Account under the Plan (together with any other deferred compensation benefits that are required to be aggregated with the Account under Section 409A), but only if the total payment would not exceed the applicable dollar limitation (as defined in the next sentence). For this purpose, the “applicable dollar limitation” is the limitation in effect under Code Section 402(g)(1)(B) for the Plan Year.

(a)    The foregoing provisions of this Section 6.09 shall be applied separately to the portion of the Plan that is described in Regulation § 1.409A-1(c)(2)(i)(A) (relating to elective deferral account balance plans) and Regulation § 1.409A-1(c)(2)(i)(B) (relating to non-elective deferral account balance plans). Accordingly, a Participant who has a Matching Stock Fund interest, which includes both elective and non-elective deferrals, may receive two separate cashouts, each of which is individually not more than the applicable dollar limitation above.

        (b)    If the Participant is entitled to a distribution as a result of a Separation from Service, this Section 6.09 may not be used to make a payment to the Participant prior to when would apply under Section 6.03(e) (relating to delaying distribution for six months after Separation from Service) unless at such time the Participant will also be receiving a mandatory cashout under the YUM! Brands Leadership Retirement Plan (which will be aggregated with the Participant’s non-elective deferrals under this Plan), and the Participant is not a Key Employee.

6.10Actual Payment Date:

    An amount payable on a date specified in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date. In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

ARTICLE VII– PLAN ADMINISTRATION

7.01Plan Administrator:

The Plan Administrator is responsible for the administration of the Plan. The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator. Any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.

7.02Action:

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Legal Department determines are legally permissible.

7.03Powers of the Plan Administrator:

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

        (a)    To exercise its discretionary authority to construe, interpret, and administer this Plan;

        (b)    To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

        (c)    To compute and certify to the Employers the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

        (d)    To authorize all disbursements by the Employer pursuant to this Plan;

        (e)    To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

        (f)    To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

        (g)    To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

        (h)    To establish or to change the phantom investment options or arrangements under Article V;

(i)    To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

        (j)    Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator or the Recordkeeper may take any action the Plan Administrator deems is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time. Such actions may include altering the effective date of intra-fund transfers or the distribution date of Deferral Subaccounts. Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Participant (or other applicant) is entitled to them. Any decisions or determinations hereunder shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (i) such discretion is not expressly granted by the Plan provisions in question, or (ii) a decision or determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or expressly call for a decision or determination. All decisions and determinations made by the Plan Administrator will be final, conclusive, and binding on all parties. The Plan Administrator may consider the intent of the Company with respect to a Plan provision in making any determination with respect to the provision, notwithstanding the provisions set forth in any document that arguably do not contemplate considering such intent. The Plan Administrator’s discretion is absolute, and in any case where the breadth of the Plan Administrator’s discretion is at issue, it is expressly intended that the Plan Administrator (or its delegate) be accorded the maximum possible discretion. Any exercise by the Plan Administrator of its discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., abuse of discretion).

7.04Compensation, Indemnity and Liability:

The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employers. To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Employers. No member of the Committee (which serves as the Plan Administrator), and no individual acting as the delegate of the Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct. The Employers (other than the Company) will indemnify and hold harmless each member of the Committee and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Committee (or his or her serving as the delegate of the Committee), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05Withholding:

The Employer shall withhold from amounts due under this Plan, any amount necessary to enable the Employer to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax provisions of the Code, by an applicable state’s income tax provisions, and by an applicable city, county or municipality’s earnings or income tax provisions. Further, the Employer shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security or Medicare taxes which may be required with respect to amounts deferred or accrued by a Participant hereunder, as determined by the Employer. In addition, to the extent required by Section 409A, amounts deferred under this Plan shall be reported on each Participant’s Form W-2 for the applicable tax year, and any amounts that become taxable hereunder shall be reported as taxable wages on the Participant’s Form W-2 for the applicable tax year. All such reporting shall be performed based on the rules and procedures of Section 409A.

7.06Section 16 Compliance:

        (a)    In General. This Plan is intended to be a formula plan for purposes of Section 16 of the Act. Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Compensation Committee, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

        (b)    Approval of Distributions: This Subsection shall govern the distribution of a deferral that (i) is wholly or partly invested in the phantom YUM! Brands Common Stock Fund or the Discount Stock Fund at the time the deferral would be valued to determine the amount of cash to be distributed to a Participant, (ii) either was the subject of a Second Look Election or was not covered by an agreement, made at the time of the Participant’s original deferral election, that any investments in the phantom YUM! Brands Common Stock Fund or Discount Stock Fund would, once made, remain in that fund until distribution of the deferral, (iii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in the phantom YUM! Brands Common Stock Fund or Discount Stock Fund would be liquidated in connection with the distribution, and (iv) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in the YUM! Brands Common Stock Fund or Discount Stock Fund (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”). In the case of a Covered Distribution, if the liquidation of the Participant’s interest in the phantom YUM! Brands Common Stock Fund or Discount Stock Fund in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

        (1)    In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the phantom YUM! Brands Common Stock Fund or Discount Stock Fund in connection with the distribution, and

        (2)    The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, when the Deferral Subaccount related to the distribution is no longer invested in the phantom YUM! Brands Common Stock Fund or Discount Stock Fund or when the time between the liquidation and an opposite way transaction is sufficient.

7.07Conformance with Section 409A:

    At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

    As stated in Section 6.03(e), the Plan does not allow Participants to elect payment upon Separation from Service before a date that is at least six months of the date of the Participant’s Separation from Service. One effect of this provision is that it ensures, while it remains in effect, that payment will never be made upon Separation from Service to a Participant who is a Key Employee earlier than permitted by Code Section 409A(a)(2)(B)(i) and Treas. Reg. § 1.409A-3(i)(2). However, while the Section 6.03(e) provisions for payment upon Separation from Service may be amended (to the extent permitted by Code Section 409A), this Plan shall always require (to the extent necessary to comply with Section 409A) a delay in payment to Key Employees upon Separation from Service as necessary to satisfy Code Section 409A(a)(2)(B)(i) and Treas. Reg. § 1.409A-3(i)(2).

7.08    Section 457A:

To avoid the application of Code Section 457A (“Section 457A”) to benefits under the Plan, the following shall apply to a Participant who transfers to a work location outside of the United States to provide services to a member of the Yum! Organization that is neither a United States corporation nor a pass-through entity that is wholly owned by a United States corporation (“Covered Transfer”):

(a)    The Participant shall automatically vest in the portion of his or her Account that is invested in the Discount Stock Fund as of the last business day before the Covered Transfer; and

(b)    The Participant shall have no legal right to defer Base Compensation or Bonus Compensation (and the Participant shall not make such deferrals) for the Plan Year to the extent the allocation would constitute compensation that is includable in income under Section 457A.

Notwithstanding the foregoing, subsection (a) and (b) above shall not apply to a Participant who has a Covered Transfer if, prior to the Covered Transfer, the Company provides a written communication (either to the Participant individually, to a group of similar Participants, to Participants generally, or in any other way that causes the communication to apply to the Participant – i.e., an “applicable communication”) that this subsection does not apply to the Covered Transfer in question. In addition, subsections (a) and (b) shall not apply to a Participant who has a Covered Transfer if the Company determines that deferrals of Base Compensation or Bonus Compensation by such Participant should not constitute compensation that is includable in income under Section 457A. Subsection (b) above and the preceding sentence shall at all times be subject to the timing requirements for deferral elections and the limitations on changes in deferral elections under Section 409A (and shall be otherwise limited to the extent necessary to comply with Section 409A).

ARTICLE VIII– CLAIMS PROCEDURE

8.01Claims for Benefits:

    If a Claimant (as defined below in Section 8.04) does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a Claim (as defined below in Section 8.04) for benefits to the Plan Administrator. The Claim must be in writing and addressed to the Plan Administrator. If the Claim is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the Claim. However, if special circumstances require an extension of time for processing the Claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her Claim, and the steps which the Claimant must take to appeal his or her Claim.

8.02Appeals of Denied Claims:

    Each Claimant whose Claim has been denied may file a written appeal for a review of his or her Claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her Claim. The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal. The notice shall set forth the basis for the Plan Administrator’s decision. However, if special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period. In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

8.03Special Claims Procedures for Disability Determinations:

    Notwithstanding Sections 8.01 and 8.02, if the Claim or appeal of the Claimant relates to Disability benefits, such Claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

8.04Exhaustion of Claims Procedures.
    (a)    Before filing any Claim (including a suit or other action) in court or in another tribunal, a Claimant must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of Sections 8.01, 8.02 and 8.03.
    (b)    Upon review by any court or other tribunal, the exhaustion requirement of this Section is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to clarify or effect this intent may be taken). For example, exhaustion may not be excused (i) for failure to respond to a Claim unless the purported

Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the purported Claimant was submitting a Claim with respect to the Plan, or (ii) for failure to fulfill a request for documents unless (A) the Claimant is lawfully entitled to receive a copy of the requested document from the Plan Administrator at the time and in the form requested, (B) the Claimant requests such documents in a writing that is addressed to and actually received by the Plan Administrator, (C) the Plan Administrator fails to provide the requested documents within 6 months after the date the request is received, or within such longer period as may be reasonable under the facts and circumstances, (D) the Claimant took steps that were sufficient to make it reasonably clear to the Plan Administrator that the Claimant was actually entitled to receive the requested documents at the time and in the form requested (i.e., generally the Claimant must provide sufficient information to place the Plan Administrator on notice of a colorable Claim for benefits), and (E) the documents requested and not provided are material to the determination of one or more colorable Claims of which the Claimant has informed the Plan Administrator.
    (c)    In any action or consideration of a Claim in court or in another tribunal following exhaustion of the Plan’s claims procedure as described in this Section, the subsequent action or consideration shall be limited, to the maximum extent permissible, to the record that was before Plan Administrator in the claims procedure process.
    (d)    The exhaustion requirement of this Section shall apply: (i) regardless of whether other Disputes (as defined below in subsection (f)) that are not Claims (including those that a court might consider at the same time) are of greater significance or relevance, (ii) to any rights the Plan Administrator may choose to provide in connection with novel Disputes or in particular situations, (iii) regardless of whether the rights are actual or potential and (iv) even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such Claim (in which case the Plan Administrator upon notice of the Claim shall either promptly establish such claims procedures or shall apply or act by analogy to the claims procedures of Sections 8.01, 8.02 and 8.03 that apply to Claims).
    (e)    The Plan Administrator may make special arrangements to consider a Claim on a class basis or to address unusual conflicts concerns, and such minimum arrangements in these respects shall be made as are necessary to maximize the extent to which exhaustion is required.
    (f)    For purposes of this Article VIII, the following definitions apply –
    (1)    A “Dispute” is any claim, dispute, issue, assertion, allegation, action or other matter.
    (2)    A “Claim” is any Dispute that implicates in whole or in part any one or more of the following –
    (i)    The interpretation of the Plan;
    (ii)    The interpretation of any term or condition of the Plan;

    (iii)    The interpretation of the Plan (or any of its terms or conditions) in light of applicable law;
    (iv)    Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect;
    (v)    The administration of the Plan,
    (vi)    Whether the Plan, in whole or in part, has violated any terms, conditions or requirements of ERISA or other applicable law or regulation, regardless of whether such terms, conditions or requirements are, in whole or in part, incorporated into the terms, conditions or requirements of the Plan,
    (vii)    A request for Plan benefits or an attempt to recover Plan benefits;
    (viii)    An assertion that any entity or individual has breached any fiduciary duty;
    (ix)    An assertion that any individual or entity is a Participant, former Participant, Plan beneficiary, former Plan beneficiary or assignee of any of the foregoing; or
    (x)    Any Dispute or Claim that: (i) is deemed similar to any of the foregoing by the Plan Administrator, or (ii) relates to the Plan in any way.
    (3)    A “Claimant” is any employee, former employee, Executive, former Executive, Participant, former Participant, Plan beneficiary, former Plan beneficiary or any other individual, person, entity, estate, heir, or representative with a relationship to any of the foregoing individuals or the Plan, as well as any group of one or more of the foregoing, who has a Claim. A “Claimant” also includes any individual or entity who is alleging the individual or entity has the status of a Participant, former Participant, Plan beneficiary, former Plan beneficiary, or any other individual or entity asserting a Claim.
8.05Limitations on Actions.

Any Claim filed under this Article VIII and any action filed in state or federal court by or on behalf of a Claimant for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Claimant’s cause of action first accrues.
    (a) For purposes of this subsection, a cause of action with respect to a Claimant’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Claimant has received the calculation of the benefits that are the subject of the Claim or legal action, (ii) the date identified to the Claimant by the Plan Administrator on which payments shall commence, (iii) when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are the basis of his Claim, or (iv) the date when the benefit was first paid, provided, or denied.
    (b)     For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to constitute interference with ERISA-protected rights.
    (c)     For purposes of this subsection, a cause of action with respect to any other Claim, action or suit not covered by subsection (a) or (b) above must be brought within two years of the date when the Claimant has actual or constructive knowledge of the acts or failures to act (or the other facts) that are alleged to give rise to the Claim, action or suit.
Failure to bring any such Claim or cause of action within this two-year time frame shall preclude a Claimant, or any representative of the Claimant, from filing the Claim or cause of action. The mandatory claim and appeal process described in Section 8.02 and any other correspondence or other communications pursuant to or following such mandatory appeals process shall not have any effect on this two-year time frame.
    Any Claim or action brought or filed in court or any other tribunal in connection with the Plan by or on behalf of a Claimant shall only be brought and filed in the United States District Court for the Western District of Kentucky.

ARTICLE IX– AMENDMENT AND TERMINATION

9.01Amendment of Plan:

The Compensation Committee of the Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions. However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Company. All Participants and Beneficiaries shall be bound by such amendment. Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A. The Company’s rights under this Section 9.01 shall be as broad as permissible under applicable law.

9.02Termination of Plan:

    (a)    The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation Committee of the Board of Directors, or through its entire Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants’ Accounts will be distributed.

    (b)    This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01. In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a Change in Control (as defined in Section 409A), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control (as defined in Section 409A) as is permissible under Section 409A. The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this 409A Program.

The Company’s rights under this Section 9.02 shall be as broad as permissible under applicable law.

ARTICLE X– MISCELLANEOUS

10.01Limitation on Participant’s Rights:

Participation in this Plan does not give any Participant the right to be retained in the Employer’s employ (or any right or interest in this Plan or any assets of the Employer other than as herein provided). The Employer reserves the right to terminate the employment of any Participant without any liability for any Claim (as defined above in Section 8.04) against the Employer under this Plan, except for a Claim for payment of deferrals as provided herein.

10.02Unfunded Obligation of Individual Employer:

The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires an Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of this Employer with respect to amounts of compensation deferred hereunder. Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his or her Beneficiary. In the event, a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for deferrals made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

10.03Other Plans:

This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04Receipt or Release:

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Recordkeeper, the Company, and all Employers, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.05Governing Law:

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law as would be applied in cases that arise in the United States District

Court for the Western District of Kentucky and, to the extent not preempted by federal law, in accordance with the laws of the Commonwealth of Kentucky. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06Adoption of Plan by Related Employers:

The Plan Administrator may select as an Employer (other than the Company, which is automatically an Employer hereunder) any division of the Company, as well as any subsidiary or affiliate related to the Company by ownership (and that is a member of the YUM! Brands Organization), and permit or cause such division, subsidiary or affiliate to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer. The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

10.07Gender, Tense and Examples:

Unless the context clearly indicates to the contrary, (i) a reference to one or more genders shall include a reference to all the other genders, and (ii) the singular may include the plural, and the plural may include the singular. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.08Successors and Assigns; Nonalienation of Benefits:

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Sections 5.05 and 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer. Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant. Any such payment shall be charged against and reduce the Participant’s Account.

10.09Facility of Payment:

Whenever, in the Plan Administrator’s opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

10.10    Electronic Signatures:

The words “signed,” “signature,” and words of like import in or related to this Plan or any other document or record to be signed in connection with or related to this Plan by the Company, Plan Administrator, Executive or other individual shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the fullest extent permissible under applicable law.

ARTICLE XI– SIGNATURE/AUTHENTICATION

    The 409A Program was first adopted and approved by the Company’s Board of Directors at its duly authorized meeting held in November of 2008, to be effective as of January 1, 2005, except as provided herein. Pursuant to a delegation of authority to the Company’s Chief Transformation and People Officer, this 409A Program document is now hereby amended and restated effective as of January 1, 2019 (except as otherwise provided herein).

YUM! BRANDS, INC.

By:
______________________________________
    Tracy Skeans,
    Chief Operating Officer and Chief People Officer

Date:
____________________________

APPENDIX

    The following Appendix articles modify particular terms of the Plan. Except as specifically modified in the Appendix, the foregoing main provisions of the Plan shall fully apply in determining the rights and benefits of Eligible Executives, Participants and Beneficiaries (and of any other individual claiming a benefit through or under the foregoing). In the event of a conflict between the Appendix and the foregoing main provisions of the Plan, the Appendix shall govern.

Appendix

APPENDIX ARTICLE A – RDC TRANSFERS

    In the case of an individual who satisfies the eligibility requirements to become a Participant and who previously participated in the YUM! Brands Restaurant Deferred Compensation Plan (“RDC Plan”), then his or her undistributed RDC Plan balance (if any) shall generally be transferred to this Plan on the January 1st following the date on which the individual first satisfies the eligibility requirements to become a Participant. However, in the case of an individual who has an account under the RDC Plan as of immediately before the RDC Plan’s “Termination Time” (as that term is defined in Section 7.2(b) of the RDC Plan) and who was promoted to Level 12 or above not later than immediately before such Termination Time, such individual’s undistributed RDC Plan balance shall be transferred to this Plan as of immediately before such Termination Time. Thereafter, the individual’s transferred balance shall be maintained under this Plan. Because the RDC Plan was frozen prior to January 1, 2005 and all amounts were earned and vested as of December 31, 2004, any balance transferred from the RDC Plan shall be transferred to and maintained under the Pre-409 Program of this Plan, and accordingly shall not be subject to Section 409A. All elections made by a Participant under the RDC Plan with respect to the Participant’s transferred balance shall be preserved and shall apply under the Pre-409A Program to the fullest extent practicable, and to the extent the RDC Plan elections cannot be preserved the terms and conditions of the Pre-409A Program shall apply; however, notwithstanding the foregoing provisions of this sentence, the administration of elections shall in all cases avoid triggering a “material modification” within the meaning Treasury Regulation § 1.409A-6(a)(4)..
A-1

APPENDIX ARTICLE B – CERTAIN TRANSITION RULES

    This Appendix Article B sets forth certain provisions that apply in connection with the Plan’s transition to compliance with Section 409A. Unless otherwise provided below, the provisions in this Appendix Article B were originally adopted on December 23, 2005.

    B.1     Q&A-20(a) Cancellation:

    This provision shall apply effective December 1, 2005 and solely in the case of Carl Geoff Spear (the “Executive”). During the period beginning December 1, 2005 and ending December 31, 2005, the Executive may elect to cancel the deferral of his 2005 bonus pursuant to the authority of Q&A-20(a) of Notice 2005-1. To be valid, any such election must be in writing, must be signed by the Executive and must be received by the Company’s Compensation Department no later than December 31, 2005. If the Executive makes an election under this Section B.1, the Executive’s 2005 bonus, if any, will be paid to the Executive in a single payment at the time in 2006 when it is considered “earned and vested” within the meaning of Notice 2005-1, i.e., at the time that other 2005 bonuses are generally paid to employees who did not elect to defer their 2005 bonus. This election does not apply to any other deferrals standing to the credit of the Executive under the Plan.

    B.2     Conformance with Section 409A:

    At all times from and after January 1, 2005, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals that were earned and vested before January 1, 2005 as being exempt from Section 409A, i.e., to preserve the grandfathered status of such pre-409A deferrals. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company, the Plan Administrator or both shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or if such action would adversely affect the grandfather of the pre-409A deferrals. If the failure to take an action under the Plan would violate Section 409A, then to the extent it is possible thereby to avoid a violation of Section 409A, the rights and effects under the Plan shall be altered to avoid such violation. A corresponding rule shall apply with respect to a failure to take an action that would adversely affect the grandfather of the pre-409A deferrals. Any provision in this Plan document that is determined to violate the requirements of Section 409A or to adversely affect the grandfather of the pre-409A deferrals shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. A corresponding rule shall apply with respect to a provision that is required to preserve the grandfather of the pre-409A deferrals. In all cases, the provisions of this Section B.2 shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section. Notwithstanding the foregoing, this Section B.2 shall not apply after December 31, 2008.
B-1

    B.3    Dane Hudson – 19(c):

    Pursuant to an election made on November 30, 2005 under Q&A-19(c) of IRS Notice 2005-1, the Company permitted Dane Hudson to irrevocably elect to revise the time of his lump sum payment of his 2001 Bonus Compensation to a time that was on or after December 2006. Such election to revise the time of payment must be filed with the Plan Administrator pursuant to the procedures and timing requirements established by the Plan Administrator for this purpose (such procedures and timing requirements to be consistent with the requirements of Q&A-19(c)).
B-2

APPENDIX ARTICLE C – SPINOFF OF THE COMPANY’S CHINA BUSINESS

C.1     Scope.

In connection with the Company’s spinoff of its China business, this Article C supplements the basic document for the 409A Program. This Article is effective as of October 1, 2016, except as otherwise indicated.

C.2     Definitions.

    This Section provides definitions for the following underlined words or phrases. Where they appear in this Article C with initial capitals, they shall have the meaning set forth below. Except as otherwise provided in this Article, all other defined terms shall have the meaning given to them by Article II.

(a)     Distribution Date. The “Distribution Date”, as that term is defined in the Separation and Distribution Agreement between the Company and Yum China.

(b)     Distribution Ratio. The number of shares of Yum China common stock that are distributed with respect to each share of YUM! Brands Common Stock in connection with the spinoff of Yum China by the Company.

(c)     Initial Transferred Participant. A Participant who transfers from the Company, or another member of the YUM! Brands Organization, to the Yum China Organization on the Distribution Date in connection with the Company’s spinoff of Yum China.

(d)     Post-Spin. As of the point in time that is immediately after the Distribution Date.

(e)     Pre-Spin. As of the point in time that is immediately before the Distribution Date.

(f)     Specified Participant. David C. Novak.

(g)     Subsequent Transferred Participant. A Participant who transfers from the Company, or another member of the YUM! Brands Organization, to the Yum China Organization during the Transition Period in connection with the Company’s spinoff of Yum China.

(h)     Transition Period. A limited period after the Distribution Date for transferring employees between the Company and the Yum China Organization by mutual agreement, as applicable under the terms of the Employee Matters Agreement between the Company and Yum China, as amended.

(i)     Yum China. Yum China Holdings, Inc.

(j)     Yum China Organization. The controlled group of organizations of which the Yum China is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder. An entity shall be considered a member of the Yum China Organization only during the period it is one of the group of organizations described in the preceding sentence. The Yum China Organization shall be deemed to first exist as of the Distribution Date.

C.3     Blackout Period.

In connection with the Company’s spinoff of Yum China, there shall be a Blackout Period under the Plan during which normal administration of the Plan (including the availability of investment redirection) shall be suspended, except to the extent specified by the Plan Administrator. The Blackout Period shall begin and end on dates specified by the Plan Administrator. In the event a payroll date falls within the Blackout Period, special rules specified by the Plan Administrator may apply in valuing YUM! Brands Common Stock to convert Participant deferrals for the pay period into Phantom Share Equivalents. Accordingly, in determining a Participant’s Phantom Share Equivalents for this pay period, a Participant’s deferral amount shall be divided by the value of YUM! Brands Common Stock as determined by the Plan Administrator in accordance with these special rules.

C.4.     Yum China Stock Funds.

Effective as of the Distribution Date, the Plan Administrator shall establish the following temporary investment options under the Plan: (i) the Yum China Stock Fund, (ii) the Yum China Matching Stock Fund, (iii) Yum China EE Matching Stock Fund, and (iv) Yum China ER Matching Stock Fund (each a “China Stock Fund” and collectively the “China Stock Funds”). Each Participant who has a Pre-Spin interest in the Phantom YUM! Brands Common Stock Fund, Phantom YUM! Brands Matching Stock Fund, Phantom YUM! Brands EE Matching Stock Fund or Phantom YUM! Brands ER Matching Stock Fund (each a “YUM! Brands Stock Fund”) shall be credited Post-Spin with a number of phantom shares of Yum China common stock, in the corresponding China Stock Fund, that is equal to the Pre-Spin number of phantom shares of YUM! Common Stock credited to the Participant in each YUM! Brands Stock Fund multiplied by the Distribution Ratio. Thereafter, the procedures for reflecting interests in the China Stock Funds shall be comparable to those used with respect the YUM! Brands Common Stock Fund, including maintenance of a Dividend Subaccount for each China Stock Fund. No deferrals of Base or Bonus Compensation may be directed for investment into the China Stock Funds.

    (a)     Investment Reallocations. A Participant with an interest in the China Stock Funds may reallocate such interest to any investment options under the Plan that are available for this purpose at the time. Any such reallocation out of the China Stock Funds shall follow procedures for timing and operation that are comparable to those for reallocation out of the YUM! Brands Common Stock Fund. Notwithstanding the foregoing provisions of this subsection (a), the Specified Participant may not reallocate out of the China Stock Funds. In addition, no Participant may reallocate amounts into any of the Yum China Stock Fund.

    (b)    Vesting. A Participant’s interest in the China Stock Funds shall be fully vested at all times.

    (c)    Distributions. If a Participant becomes entitled to a distribution at a time when the Participant has an interest in the China Stock Funds, the Participant’s interest in the China Stock Funds shall be distributed in-kind. A distribution in-kind shall provide a whole share of Yum China common stock for each whole phantom share of Yum China common stock with which the Participant is credited at the time (and with cash for the value of any partial phantom share of Yum China common stock with which he is credited at the time).

    (d)    Termination of the China Stock Funds. Effective as of the end of the day on October 31, 2018 (the “Specified Time”), the China Stock Funds shall cease to be available under the Plan.

(1) Any amount still standing to the credit of a Participant in the Post-409A Program’s Yum China Matching Stock Fund, Yum China EE Matching Stock Fund or Yum China ER Matching Stock Fund as of the Specified Time shall automatically be reallocated to the YUM! Brands Common Stock Fund (or another phantom investment fund selected by the Plan Administrator and communicated to affected Participants not later than six months in advance of the Specified Time).

(2) Any amount still standing to the credit of a Participant in the Yum China Stock Fund as of the Specified Time shall automatically be reallocated to a new phantom investment fund that is selected by the Plan Administrator and communicated to the affected Participants not later than six months in advance of the Specified Time.

    Notwithstanding paragraphs (1) and (2) above, the automatic reallocation specified therein shall not apply if the Participant has submitted a different reallocation that is intended to apply upon termination of the China Stock Funds in accordance with the rules for investment reallocation then applicable under the Plan. Further, any amounts that are automatically reallocated as provided in paragraphs (1) and (2) above remain subject thereafter to investment reallocation by the Participant, as permitted under Plan at the time.

C.5     Treatment of Transferring Participants.

    (a)     Maintenance of Accounts. The Account of each Initial Transferred Participant and Subsequent Transferred Participant under this Post-409A Program shall continue to be held upon the Participant’s transfer from the YUM! Brands Organization to the Yum China Organization. Thereafter, and until the Initial Transferred Participant’s or Subsequent Transferred Participant’s Account is distributed, the Participant shall continue to have the right (i) to redirect the investment of his Account, subject to any limitations on redirection that apply under this Post-409A Program, and (ii) to make Second Look Elections, subject to the requirements of Section 4.05.

        (b)    Separation from Service and Distributions. Except as provided in paragraphs (1) and (2) below, the distribution provisions under this 409A Program (including the right to an accelerated distribution for certain unforeseeable emergencies under Section 6.05) shall apply in the usual manner to Initial Transferred Participants and Subsequent Transferred Participants.

(1)     Initial Transferred Participants. An Initial Transferred Participant shall not have a Separation from Service in connection with the Participant’s transfer from the Company to the Yum China Organization on the Distribution Date. Instead, the Initial Transferred Participant shall Separate from Service for purposes of this Plan when the Participant separates from service (determined applying principles of Section 409A) with the Yum China Organization. Therefore, to the extent the Initial Transferred Participant is to receive an amount deferred under this 409A Program upon Separation from Service, the time and manner of the distribution shall be determined taking into account such separation from service as if it were a Separation from Service from the YUM! Brands Organization. Notwithstanding the preceding provisions of this paragraph (1), whether an Initial Transferred Participant (who Post-Spin transfers directly back to the YUM! Brands Organization from the Yum China Organization) has a Section 409A separation from service in connection with such transfer back shall be determined under all of the facts and circumstances at the time.

(2)     Subsequent Transferred Participants. A Subsequent Transferred Participant shall have a Separation from Service as a result of the Participant’s transfer from the Company to the Yum China Organization on the date of the Participant’s post-Distribution Date transfer. Therefore, to the extent the Initial Transferred Participant is to receive an amount deferred under this 409A Program upon Separation from Service, the time and manner of the distribution shall be determined taking into account such Separation from Service.

C.6     Valuation of Company Stock.

    To the extent that the value of Company stock is relevant under the Plan (including in connection with the Phantom YUM! Brands Common Stock Fund, the Phantom YUM! Brands Matching Stock Fund, the Phantom YUM! Brands EE Matching Stock Fund and the Phantom YUM! Brands ER Matching Stock Fund), the value of such stock shall always be determined in a manner that fully reflects any rights that a Participant or Beneficiary (or anyone claiming in respect of a Participant or Beneficiary) has to phantom Yum China stock (or cash or other rights based on phantom Yum China stock), including through an interest in any China Stock Fund (a “China Stock Right”). In particular, it is intended that there never be any duplication of value when valuing Company Stock in connection with a Participant’s having any China Stock Right. Accordingly, as the Plan Administrator deems it appropriate to accomplishing this purpose, the Plan Administrator may value Company stock using special valuation principles for any purpose under the Plan. It is intended that any such special valuation principles shall apply in a similar manner in connection with similar circumstances. This Section C.6 shall apply notwithstanding any other provision of the Plan.

APPENDIX ARTICLE D – ACQUISITION OF THE HABIT RESTAURANTS, LLC

D.1    Scope.

    This Article D supplements the main portion of the Plan document in connection with the Company’s acquisition of The Habit Restaurants, LLC (“Habit”). It is effective as of the closing date of the acquisition of Habit by the YUM! Brands Organization (the “Closing”).

D.02    Status of Habit as an Adopting Employer.

    For the period starting on the Closing and through December 31, 2021, Habit was not accorded the status of an adopting Employer under the Plan by the Company. Effective as of January 1, 2022, Habit was designated by the Company as an adopting Employer under the Plan.

D.03    Status of Habit Executives as Eligible Executives.

    No individual providing services to Habit as an executive could become an Eligible Executive under the Plan during the period starting on the Closing and ending December 31, 2021. An individual providing services to Habit as an executive as of January 1, 2022, who satisfies the requirements to be an Executive on such date, and who satisfies all of the requirements in Section 3.01 to be an Eligible Executive on such date, shall become an Eligible Executive under the Plan as of such date. Following January 1, 2022, individuals providing services to Habit as Executive shall begin participation under the Plan in accordance with the terms governing participation in the main portion of the Plan document.

D.04    Years of Service.

    In determining a Participant’s years of service, years of service with Habit prior to January 1, 2022, shall be considered.
D-1

APPENDIX ARTICLE E – GLOBAL RULES FOR IDENTIFYING SPECIFIED EMPLOYEES UNDER COMPANY 409A PLANS EFFECTIVE MARCH 26, 2019

For purposes of all existing and future employment agreements, severance agreements, change-in-control agreements and other agreements, arrangements or plans entered into or sponsored by Yum! Brands, Inc. or any member of Yum! Brands Organization (the “Company”) and that constitute deferred compensation plans within the meaning of Section 409A(d) of the Internal Revenue Code of 1986 (the “Code”) and Treas. Reg. § 1.409A-1(a), an individual shall be considered a “specified employee” under Code Section 409A if he or she is determined to be a “key employee” of the Company. For this purpose, effective March 26, 2019, and subject to the last paragraph of these Global Rules, a key employee is any individual who is:

(a)     An officer of any member of the Yum! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));

(b)    A five-percent (5%) owner of any member of the Yum! Brands Organization; or

(c)     A one-percent (1%) owner of any member of the Yum! Brands Organization having annual compensation of more than $150,000.

For purposes of (a) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers.

For purposes of (a) and (c) above, “annual compensation” means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g); provided, however, that effective as of the “key employee identification date” that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treas. Reg. § 1.415(c)-2(g)(5)(ii).

For purposes of these Global Rules, “Yum! Brands Organization” means the controlled group of organizations of which the Company is a part, as defined by Section 414 of the Code and the regulations thereunder. An entity shall be considered a member of the Yum! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.

Whether an individual is a key employee shall be determined in accordance with Section 416(i) of the Code and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith; provided, that Section 416(i)(5) of the Code shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A of the Code and that any modification of the foregoing Code Section 416(i) definition that applies under Section 409A of the Code shall be taken into account. The provisions of this definition shall be interpreted and applied in all respects to comply with Code Section 409A.
E-1

Notwithstanding the foregoing provisions of these Global Rules, the Company’s specified employees for the period from March 26, 2020 to March 31, 2020 shall be determined by combining the list of key employees determined as of December 31, 2018 for members of the Yum! Brands Organization as of such date (which list shall be determined in accordance with the foregoing provisions of these Global Rules) with the list of specified employees as of such date for Habit Restaurants, LLC (determined in accordance with the Section 2.25 of the Habit Restaurants Deferred Compensation Plan). Similarly, the Company’s specified employees for the period from April 1, 2020 to March 31, 2021 shall be determined by combining the list of key employees determined as of December 31, 2019 for members of the Yum! Brands Organization as of such date with the list of specified employees as of such date for Habit Restaurants, LLC. Each such combined list reflects an alternative method for identifying specified employees in accordance with Treas. Reg. § 1.409A-1(i)(5). Accordingly, it is expressly permissible for there to be more than 50 included on each such combined list based on their status as officers (only the underlying lists are limited to no more than 50 who are included based on their status as officers).
E-2